Tearlab Update on 510(k) for U.S. FDA Clearance of Discovery™ MMP-9 Test

SAN DIEGO, October 10, 2018 — TearLab Corporation (OTCQB: TEAR) (“TearLab” or the “Company”), today announced that the U.S. Food and Drug Administration (FDA) has determined that the TearLab Discovery™ MMP-9 test, has not met the criteria for substantial equivalence based upon data and information submitted by TearLab in its 510(k) submission.

“We understand the FDA’s position and are encouraged by the clear guidance they have provided. We are working diligently to compile the additional information necessary to achieve a 510(k) clearance,” said Seph Jensen, TearLab’s Chief Executive Officer. “We maintain our belief that TearLab Discovery represents a breakthrough technology capable of providing clinically efficient, cost-effective, point-of-care diagnostic tests. We will continue working with the FDA to provide additional data for a new MMP-9 submission and remain committed to securing its 510(k) clearance.”

The TearLab Discovery platform is designed to enable eye care professionals to assess multiple biomarkers in human tears with nanoliter volume tear collection. The lab-on-a-chip platform allows for the measurement of tear proteins in a fully automated workflow that is consistent with the currently marketed TearLab Osmolarity System, widely being utilized by physicians in their practice. The MMP-9 test card will aid in the diagnosis of dry eye disease.

About TearLab Corporation

TearLab Corporation (www.tearlab.com) develops and markets lab-on-a-chip technologies that enable eye care practitioners to improve standard of care by objectively testing for disease markers in tears at the point-of-care. The TearLab Osmolarity Test, for diagnosing Dry Eye Disease, is the first assay developed for the award-winning TearLab Osmolarity System. TearLab Corporation’s common shares trade on the OTCQB Market under the symbol ‘TEAR’.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, among others, statements regarding the ability to achieve FDA clearance, the potential success in developing and commercializing the TearLab Discovery™ System and the TearLab Osmolarity System, and the utility of the platform. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to be materially different from any future results expressed or implied by the forward-looking statements. Forward-looking statements are based on management’s current, preliminary expectations and are subject to various risks and uncertainties. Many factors, risks and uncertainties may cause our actual results to differ materially from forward-looking statements, including the factors, risks, and uncertainties detailed in our filings with the Securities and Exchange Commission, including but not limited to our Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on March 5, 2018, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, which was filed with the SEC on August 10, 2018. We do not undertake to update any forward-looking statements except as required by law.

CONTACT:

Investor Contact:

The Ruth Group

Lee Roth

Tel: 646-536-7012

lroth@theruthgroup.com